Exhibit 99.1

CytoSorbents Leads a New Era in Sepsis Treatment

CytoSorbents highlights the vital and evolving role of CytoSorb® in the treatment of sepsis and septic shock ahead of its World Sepsis Day Global Webinar on September 10th

PRINCETON, N.J., July 31, 2025 — CytoSorbents Corporation (NASDAQ: CTSO), a leader in the treatment of life-threatening conditions in the intensive care unit and cardiac surgery using blood purification, highlights new studies that demonstrate the vital and evolving role of CytoSorb® therapy in the treatment of sepsis and septic shock – among the deadliest challenges in critical care medicine. Recent data demonstrate early and intensive use of CytoSorb therapy improves clinical outcomes for patients suffering from these conditions. Today, the Company provides an overview of CytoSorb’s unique approach and the evolving data supporting its use, in advance of its September 10, 2025 World Sepsis Day Global Webinar – being held in commemoration of Sepsis Awareness Month and World Sepsis Day in September. Dr. Phillip Chan, MD, PhD, Chief Executive Officer, will host a special presentation with physician-user guests to discuss CytoSorb therapy best practices and its impact in the fight against sepsis.

Dr. Chan explains, “For more than a decade, CytoSorbents has partnered with clinicians and scientists to improve the treatment of sepsis and septic shock by supplementing traditional antibiotic therapy with the powerful, broad-spectrum blood purification capability of CytoSorb. While antibiotics target the source of infection, CytoSorb addresses the other major drivers of septic shock, including severe inflammation, shock, capillary leak, fluid overload, and organ failure. Recent studies reinforce that, like antibiotics, CytoSorb therapy is most effective when initiated early, applied intensively, and continued for an appropriate duration. Backed by a strong safety record and many peer-reviewed publications, CytoSorbents and collaborators are helping to solve this critical problem that claims millions of lives around the world annually.”

Sepsis and Septic Shock: A Life-Threatening Crisis Driven by Inflammation

Sepsis is a complex, life-threatening condition where the inflammatory response to a serious infection can spiral out of control, fueled by the excessive production of cytokines (cytokine storm), bacterial toxins, and other inflammatory agents. Left unchecked, this inflammation can lead to septic shock – an often fatal complication marked by circulatory collapse and a lethal drop in blood pressure, the failure of multiple vital organs, and fluid overload – essentially drowning the patient from within. Each year, sepsis and septic shock afflict an estimated 49 million people worldwide, killing 11 million, accounting for up to 20% of all global deaths.

Despite decades of effort, standard treatments of septic shock such as antibiotics, fluids, vasopressors, and organ support are often not enough, with mortality rates of 30-50% that can escalate rapidly with multiple organ failure. Survivors often face long-term disability and shorter life spans. The complexity of sepsis has led to the failure of hundreds of therapy candidates and over 100 Phase II and III clinical trials over many decades – underscoring the urgent need for more effective solutions.

CytoSorb: A Broad-Spectrum Solution with Real-World Impact

CytoSorb® is a first-in-class, extracorporeal blood purification therapy approved in the European Union with nearly 300,000 human treatments across more than 70 countries globally. It uses advanced porous polymer beads to remove a wide array of toxic substances directly from the bloodstream, including, for example, inflammatory cytokines and mediators, bacterial toxins, and other damaging molecules that contribute to inflammation, shock, blood vessel damage, and organ injury.

However, what sets CytoSorb apart from other approaches, that often simply focus on a single target or pathway, is a comprehensive, multi-faceted approach to the core problems of sepsis and septic shock. Based on a substantial body of published, peer-reviewed literature, CytoSorb can:

•	Control inflammation by reducing cytokine storm and a wide array of other inflammatory mediators such as activated complement
•	Remove circulating bacterial toxins produced by the active infection that can cause widespread inflammation and tissue damage
•	Redirect activated immune cells to sites of infection and away from healthy tissues thereby reducing collateral damage
•	Reverse shock and restore natural blood pressure, reducing the need for vasopressors and restoring oxygenated blood flow to vital organs
•	Improve microcirculation among small blood vessels, improving oxygen delivery to tissues and organs like the kidney and reducing lactic acidosis – an independent risk factor of mortality
•	Protect blood vessels and promote reversal of leaky blood vessels (capillary leak) by binding and removing numerous toxic substances in the blood that damage or kill the endothelial cells lining the blood vessel wall

•	Remove excessive fluid and improve fluid balance once capillary leak is resolved
•	Improve lung function and reduce time on mechanical support such as mechanical ventilation and extracorporeal membrane oxygenation (ECMO)
•	Prevent and treat sepsis-associated acute kidney injury, key to maintaining the ability to remove excessive fluid, maintain proper acid base balance, and eliminate toxic metabolic wastes
•	Remove liver toxins and support liver dysfunction that is common in sepsis

This broad-spectrum approach helps to support five essential treatment goals of CytoSorb in septic shock:

1)	Break the vicious cycle of uncontrolled inflammation
2)	Reverse shock and restore oxygenated blood flow
3)	Promote the repair of leaky blood vessels
4)	Actively remove excessive fluid and reduce fluid overload in organs
5)	Prevent or treat multiple organ failure

Like antibiotics, CytoSorb works best when used early, intensively, and at the right dose – the foundation of the Company’s “Right patient, Right Timing, Right Dosing” educational campaign.

Positive Clinical Results Backing Early and Intensive CytoSorb Use

CytoSorbents' clinical impact is supported by hundreds of peer-reviewed publications in many different clinical applications such as sepsis, including data from the COVID-19 pandemic, where CytoSorb was granted U.S. FDA Emergency Use Authorization in critically ill COVID-19 patients with respiratory failure. In the 100-patient, multi-center registry of U.S. COVID-19 patients on CytoSorb and ECMO, published in the journal Critical Care (2023), where all had refractory respiratory failure and sepsis with 76% in septic shock, Hayanga and colleagues reported 74% 90-day survival, that rose to 82% in those treated early. This significantly outperformed published U.S. survival benchmarks of approximately 50% when CytoSorb was not used.

A separate, retrospective study of 175 septic shock patients recently published by Berlot and team in the Journal of Intensive Care Medicine (2025) demonstrated that early and intensive CytoSorb use (≥3 cartridges within 2–3 days) nearly doubled survival rates (70% observed vs. 37% predicted), with strong correlations between clinical benefit and treatment intensity. The study also corroborated the findings of another 75 septic shock patient retrospective study published by Schultz, et al. (2021) in the Journal of Critical Care that correlated survival with higher volumes of blood treated, highlighting that duration of treatment is critically important.

Further strengthening the evidence base, the first meta-analysis of 744 patients with septic shock by Steindl and colleagues from Charité Berlin Hospital was recently reported in the Journal of Clinical Medicine (2025) comparing 449 patients treated with CytoSorb and standard of care versus 295 control patients receiving standard of care alone. The study demonstrated statistically significant improvements in hemodynamics, vasopressor requirements, and survival compared to control patients, where CytoSorb:

•	Reduced in-hospital mortality (OR 0.64 [0.42–0.97], p=0.036, n=462)
•	Halved 28–30 day mortality (OR 0.46 [0.28–0.78], p=0.003, n=250)

Meanwhile, results from the first 150 patients enrolled into the international, prospective COSMOS (CytOSorb treatMent Of critically ill patientS) critical care registry by Ferrer and collaborators was recently published in the Journal of Intensive Medicine (2025), where 58% of patients had septic shock, highlighting improved mortality compared with risk-based predictions and significant improvements in oxygenation, shock reversal, fluid balance, and lactate levels before and after use of CytoSorb.

Overall, these results highlight CytoSorb’s ability to intervene across the pathophysiology of septic shock, setting it apart from previous drug and device-based approaches that failed to show consistent benefit.

Dr. Chan concluded, “Septic shock remains one of the most devastating and complex challenges in critical care. Despite decades of research, outcomes remain poor with limited treatment options. CytoSorb, guided by the experience and insight of clinicians and scientists around the world, is helping that change that. With an ever-expanding body of published clinical evidence - including hundreds of peer-reviewed studies such as those mentioned above, real-world data, and impactful success stories, CytoSorb continues to evolve as a powerful therapy to treat critical illnesses such as septic shock, particularly when used early, intensively, and of the right duration – just like antibiotics. In treating the sickest patients in the hospital, we are proud of our mission of working to save lives…together.”

For more detailed information, follow our new septic shock blog series where CytoSorbents delves into greater detail on these points, found here. Meanwhile, watch videos from healthcare providers from around the world who detail their first-hand experiences with CytoSorb in the treatment of septic shock and other critical illnesses in our “Voices Around the World” segment, found here. Please join us for our World Sepsis Day Global Webinar on September 10, 2025 (details to come), where we will explore best practices in the treatment of septic shock with CytoSorb with some of the pioneering clinicians who are fighting this battle daily on the front lines.

About CytoSorbents Corporation (NASDAQ: CTSO)

CytoSorbents Corporation is a leader in the treatment of life-threatening conditions in the intensive care unit and cardiac surgery through blood purification. CytoSorbents’ proprietary blood purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption. Cartridges filled with these beads can be used with standard blood pumps already in the hospital (e.g. dialysis, continuous renal replacement therapy or CRRT, extracorporeal membrane oxygenation or ECMO, and heart-lung machines), where blood is repeatedly recirculated outside the body, through our cartridges where toxic substances are removed, and then back into the body. CytoSorbents’ technologies are used in a number of broad applications. Specifically, two important applications are 1) the removal of blood thinners during and after cardiothoracic surgery to reduce the risk of severe bleeding, and 2) the removal of inflammatory agents and toxins in common critical illnesses that can lead to massive inflammation, organ failure and patient death. The breadth of these critical illnesses includes, for example, sepsis, burn injury, trauma, lung injury, liver failure, cytokine release syndrome, and pancreatitis as well as the removal of liver toxins that accumulate in acute liver dysfunction or failure, and the removal of myoglobin in severe rhabdomyolysis that can otherwise lead to renal failure. In these diseases, the risk of death can be extremely high, and there are few, if any, effective treatments.

CytoSorbents’ lead product, CytoSorb®, is approved in the European Union and distributed in over 70 countries worldwide, with nearly 300,000 devices used cumulatively to date. CytoSorb was originally launched in the European Union under CE mark as the first cytokine adsorber. Additional CE mark extensions were granted for bilirubin and myoglobin removal in clinical conditions such as liver disease and trauma, respectively, and for ticagrelor and rivaroxaban removal in cardiothoracic surgery procedures. CytoSorb has also received FDA Emergency Use Authorization in the United States for use in adult critically ill COVID-19 patients with impending or confirmed respiratory failure. CytoSorb is not yet approved or cleared in the United States.

In the U.S. and Canada, CytoSorbents is developing the DrugSorb™-ATR antithrombotic removal system, an investigational device based on an equivalent polymer technology to CytoSorb, to reduce the severity of perioperative bleeding in high-risk surgery due to blood thinning drugs.  It has received two FDA Breakthrough Device Designations:  one for the removal of ticagrelor and another for the removal of the direct oral anticoagulants (DOAC) apixaban and rivaroxaban in a cardiopulmonary bypass circuit during urgent cardiothoracic procedures.  In September 2024, the Company submitted a De Novo Request to the U.S. FDA requesting marketing authorization for the DrugSorb-ATR medical device to reduce the severity of perioperative bleeding in CABG patients on the antithrombotic drug ticagrelor, which was accepted for substantive review in October 2024.  On April 25, 2025, the FDA issued a De Novo Denial Letter for DrugSorb-ATR, identifying remaining deficiencies that must be addressed before the De Novo Request can be granted and the device authorized for U.S. commercialization.  The Company believes these items can be most effectively and expeditiously resolved through the formal appeals process, which facilitates engagement with FDA senior leadership and our external surgical experts. On June 27, 2025, the FDA confirmed the scheduling of an appeal hearing date for the Company’s request for supervisory review (administrative appeal) under 21 CFR 10.75. The Company continues to believe that remaining deficiencies in its De Novo application can be effectively resolved through this supervisory review process which is expected to be completed by the end of August 2025, and that a final regulatory decision can be achieved in 2025.

In November 2024, the Company received its MDSAP certification and submitted its Medical Device License (MDL) application to Health Canada.  On June 26, 2025, Health Canada issued a Notice of Refusal of the Company’s Medical Device License application, identifying remaining deficiencies that must be addressed before the application may be granted and the device authorized for commercialization. As part of Health Canada’s prescribed reconsideration process, and after discussions with Health Canada, the Company plans to file a Level 1 “Request for Reconsideration” with the Medical Devices Directorate Bureau Director following completion of the Company’s review with the U.S. FDA.

DrugSorb-ATR has not been authorized for commercialization in the U.S. or Canada.

The Company has numerous marketed products and products under development based upon this unique blood purification technology protected by many issued U.S. and international patents and registered trademarks, and multiple patent applications pending, including ECOS-300CY®, VetResQ®, PuriFi®, CytoSorb-XL™, HemoDefend-RBC™, HemoDefend-BGA™, K+ontrol™, DrugSorb™, ContrastSorb, and others. For more information, please visit the Company’s website at https://ir.cytosorbents.com/  or follow us on Facebook and X.

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, future targets and outlooks for our business, representations and contentions, and the outcome of our regulatory submissions, and are not historical facts and typically are identified by use of terms such as “may,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements in this press release represent management’s current judgment and expectations, but our actual results, events and performance could differ materially from those in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, our restructuring of our direct sales team and strategy in Germany, our ability to resolve remaining deficiencies in the FDA denial letter and the Health Canada Notice of Refusal and/or successfully appeal the FDA’s and Health Canada’s decision, and the risks discussed in our Annual Report on Form 10-K, filed with the SEC on March 31, 2025, as updated by the risks reported in our Quarterly Reports on Form 10-Q, and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We caution you not to place undue reliance upon any such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required under the Federal securities laws.

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U.S. Company Contact:
Peter J. Mariani, Chief Financial Officer

305 College Road East

Princeton, NJ 08540

pmariani@cytosorbents.com

Investor Relations Contact:

Aman Patel, CFA & Adanna G. Alexander, PhD

ICR Healthcare

ir@cytosorbents.com